QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99

Valley Community Bancshares, Inc.
Press Release

FOR IMMEDIATE RELEASE	CONTACT:	Yvonne Narrow 1307 East Main Ave Puyallup, WA 98372 Telephone: (253) 848-2316

DATE: January 24, 2003

HEADLINE: Valley Community Bancshares, Inc. Reports Record Earnings and Increased Dividends

PUYALLUP, Washington—January 24, 2003—Valley Community Bancshares, Inc. the holding company for Puyallup Valley Bank (Puyallup WA) and Valley Bank (Auburn, WA), today reported record earnings for the full year of 2002. For the twelve month period, net income totaled $2,118,000, or $1.86 per diluted share compared to $1,786,000, or $1.55 per diluted share during the same period a year ago. Earnings for the fourth quarter of 2002, totaled $557,000, or $.49 per diluted share compared to $517,000, or $.45 per diluted share during the same period a year ago.

Valley Community Bancshares, Inc. also reported dividends payable to its shareholders. The Company reported that the Board of Directors, at their January 2003 board meeting, approved a $.60 per share cash dividend and a 5 percent stock dividend to those shareholders of record on December 31, 2002. This dividend compares to the $.60 per share cash dividend paid a year ago.

Total assets increased 9 percent to $172 million at December 31, 2002 compared to $157 million at December 31, 2001. Loans increased 5 percent to $105 million while deposits increased 9 percent to $147 million.

The Company also reported the consolidation of its two banking subsidiaries, Puyallup Valley Bank and Valley Bank, effective January 17, 2003. The resultant bank is named Valley Bank.

"We are pleased with the progress we've made during the year 2002," stated Mr. David Brown, President and CEO. "The Bank's earnings increased to over $2 million during 2002, a milestone for the Company. This years loan growth, along with the lower interest rate environment laid the foundation for the increased profitability we enjoyed this year." Mr Brown futhur noted, "We shortened our name to Valley Bank beginning January 2003 which is a more accurate reflection, of the markets we serve and will provide better service to our customers, increased operational efficiency, and cost improvement opportunities."

Valley Bank serves the South King and Eastern Pierce County region of Washington State with eight full-service banking facilities, a mortgage loan production office, and one drive-up facility.

QuickLinks

  Exhibit 99